UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

JUNIPER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Arch Street Suite 3110 Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2016, Juniper Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Jeffrey Young, pursuant to which Mr. Young will serve as the Company’s new Vice President, Finance, Chief Financial Officer and Treasurer, effective January 1, 2017.

Mr. Young brings over 20 years of financial leadership in the life sciences sector to Juniper, most recently serving as Chief Financial Officer and Treasurer of OvaScience, a global fertility company focused on new treatment options for women, which he joined in September 2014. Before OvaScience, Mr. Young served as Chief Financial Officer and Treasurer of Transmedics, Inc. from August 2013 to August 2014, leading the finance, accounting, tax and treasury functions. Prior to Transmedics, Mr. Young was Chief Financial Officer and Treasurer at Lantheus Medical Imaging, Inc., an international corporation, from September 2008 to August 2013. While at Lantheus, he was responsible for multiple functions, including finance, accounting, customer service, tax and treasury. Before Lantheus, Mr. Young served as Chief Accounting Officer, Vice President of Finance and Treasurer at Critical Therapeutics from 2005 to 2008, and managed the company’s transition during its acquisition by Cornerstone BioPharma. Earlier in his career, Mr. Young held finance roles at PerkinElmer, Inc. and PricewaterhouseCoopers LLP. Mr. Young is a Certified Public Accountant and holds a B.S. in Business Administration from Georgetown University.

Pursuant to the terms of the Employment Agreement, Mr. Young’s annual base salary will be $355,000. He will also be eligible to receive a target annual bonus equal to 45% of his base salary, as then in effect, as determined by the board of directors. The Company will also pay Mr. Young a sign on bonus of $45,000 following the commencement of his employment with the Company. Mr. Young will also be entitled to participate in the Company’s stock option plan, as in effect from time to time, and will receive an initial option award (the “Option Award”), effective January 3, 2017 (the “Date of Grant”), to purchase 170,000 shares of the Company’s common stock, which option will have an exercise price equal to the closing price on the Date of Grant, have a life of seven years and vest at the rate of one-quarter per year on each of the first four anniversaries of the Date of Grant. The Option Award is intended to qualify as an employment inducement grant under NASDAQ Listing Rule 5635(c)(4). Upon approval by the Board of Directors, Mr. Young will also be entitled to participate in the Company’s performance share program, and will receive an initial grant of 25,000 performance-based restricted stock units. He will also be eligible to participate in all employee benefit programs generally available to other executive level employees of the Company.

Mr. Young will succeed George O. Elston as Chief Financial Officer, Principal Financial Officer, and Treasurer of the Company. In connection with his departure, which is effective December 31, 2016, and subject to his execution of a general release and separation agreement in favor of the Company, Mr. Elston is entitled to severance compensation in accordance with the terms of his employment agreement providing for compensation in the event of his termination by the Company without cause, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 22, 2016. The terms of Mr. Elston’s employment agreement also include provisions concerning non-competition and indemnification, and covenants not to solicit any employee of the Company, and to cooperate with the Company.

The foregoing are only brief descriptions of the material terms of the Employment Agreement and the Option Award, and do not purport to be complete descriptions of the rights and obligations of the parties thereunder, and are qualified in their entirety by reference to the full text of the Employment Agreement and the form of Option Award, which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On December 20, 2016, the Company issued a press release entitled “Juniper Pharmaceuticals Announces Appointment of Jeffrey Young as Chief Financial Officer”, announcing that Mr. Young will be joining the Company as its new Chief Financial Officer to succeed George O. Elston. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated December 19, 2016, by and between Juniper Pharmaceuticals, Inc. and Jeffrey Young.

10.2	Form of Inducement Option Award Agreement

99.1	Press Release dated December 20, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNIPER PHARMACEUTICALS, INC.

By:	/s/ Alicia Secor
Name:	Alicia Secor
Title:	President and Chief Executive Officer

Date: December 23, 2016

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated December 19, 2016, by and between Juniper Pharmaceuticals, Inc. and Jeffrey Young

10.2	Form of Inducement Option Award Agreement

99.1	Press Release dated December 20, 2016